For Immediate Release

Press Release

iCAD REPORTS FOURTH QUARTER AND FULL YEAR
2007 FINANCIAL RESULTS

Company Achieves Record Quarterly Revenue and Returns to Profitability
Provides First Half 2008 Financial Guidance

Conference Call Begins Today at 10:00 a.m. Eastern Time

NASHUA, NH (March 6, 2008) - iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of Computer-Aided Detection (CAD) solutions for the early detection of cancer, today announced financial results for the fourth quarter and year ended December 31, 2007. Financial highlights include the following:

•	Fourth quarter revenue of $8.1 million up 26% over prior year fourth quarter
•	Total revenue of $26.6 million up 35% over the prior year
•	Digital revenue growth of 42% for the quarter over prior year fourth quarter and 60% for the year as compared to 2006
•	International revenue up 160% over prior year
•	Gross margin of 80.5% for the quarter and 80.2% for the year, compared with 79.2% and 78.2%, respectively, for the comparable prior-year periods
•	Profitable fourth quarter with net income of $525,000 or $0.01 per diluted share
•	Q4 was the second consecutive cash flow positive quarter

“2007 was a very strong year for iCAD as we posted record total revenue, turned the corner on profitability, generated positive cash flow for the second half of the year and significantly strengthened our balance sheet,“ commented Ken Ferry, President and CEO. “The market for digital CAD for mammography continues to experience strong growth as evidenced by our 60% revenue growth in this area during 2007, and reflects the growing acceptance of full field digital mammography technology and CAD as the standard of care,” he added. “There remains considerable room for growth in the digital CAD market as only approximately 30% of mammography systems at the 8,800 certified mammography sites in the U.S. have transitioned to digital technology from film-based technology and we see strong potential for international growth in this area as well. CAD purchases are running nearly one-to-one with full-field digital mammography systems, underscoring the clinical and workflow benefits derived from CAD. We remain confident that iCAD will maintain a leadership position in digital CAD and we will continue to capitalize on this growing market opportunity.”

2007 Fourth Quarter Results

Total revenue for the fourth quarter of 2007 was a record $8.1 million, a 26% increase compared with total revenue of $6.4 million for the fourth quarter of 2006. The increase was a result of continued high growth in the Company’s digital products revenue, as well as solid growth in film-based product revenue and service revenue. The gross margin for the fourth quarter of 2007 increased to 80.5% from 79.2% in the prior-year fourth quarter. Operating expenses for the fourth quarter declined by 8%, to $5.9 million, as compared to $6.4 million for the fourth quarter of 2006. Net income for the fourth quarter of 2007, including stock based compensation expense of $378,000, was $525,000 or $0.01 per diluted share, compared with a net loss, including stock based compensation expense of $567,000, of $1.4 million or a loss of $0.04 per share in the fourth quarter of 2006, and marks the company’s first profitable quarter since the first quarter of 2005.

For the fourth quarter of 2007, sales of iCAD’s digital products increased 42% to $5.0 million from $3.5 million in the prior-year period.  Sales of film-based products increased 4% to $2.2 million from $2.1 million, and service revenue rose 10% to $896,000 from $815,000, both compared with fourth quarter 2006 results.

	Three Months Ended December 31,
	2007	2006	% Change
Digital revenue	$5,024,374	$3,535,315	42.1%
Film based revenue	2,180,740	2,089,566	4.4%
Service & supply revenue	895,535	814,798	9.9%
Total revenue	$8,100,649	$6,439,679	25.8%

2007 Full Year Results

For the year ended December 31, 2007, total revenue increased 35% to $26.6 million compared with total revenue of $19.7 million in 2006.  The gross margin for 2007 increased to 80.2% from 78.2% in 2006. Operating expenses for 2007 were $22.5 million as compared to $21.9 million for 2006, an increase of only 3%. The net loss for 2007, including stock-based compensation expense of $1.2 million, was $1.5 million or a loss of $0.04 per share, an improvement of $5.1 million compared with the net loss for 2006, including stock-based compensation expense of $1.3 million, of $6.6 million or a loss of $0.18 per share.

For the full year 2007 sales of iCAD’s digital products increased 60% over the prior year to $16.4 million from $10.3 million.  Sales of film-based products grew by 4% over the prior year to $6.8 million from $6.5 million, and service revenue rose 17% to $3.4 million from $2.9 million recorded in 2006.

	Year Ended December 31,
	2007	2006	% Change
Digital revenue	$16,429,450	$10,287,510	59.7%
Film based revenue	6,768,846	6,519,503	3.8%
Service & supply revenue	3,414,116	2,914,345	17.1%
Total revenue	$26,612,412	$19,721,358	34.9%

Commenting on the balance sheet, Darlene Deptula-Hicks, Executive Vice President and Chief Financial Officer said, “In addition to strong operating performance in 2007, we have strengthened every balance sheet metric critical to building a healthy and sustainable growth company.”

As of December 31, 2007, iCAD had cash and cash equivalents of $4.3 million, compared with $3.6 million as of December 31, 2006. As of December 31, 2007 inventories decreased 41% to $1.8 million, from $3.0 million as of December 31, 2006. Accounts payable were $2.0 million, down 21% from $2.6 million and accounts receivable increased 76% to $6.5 million, from $3.7 million as of December 31, 2006.

2008 Financial Guidance

iCAD today introduces financial guidance for the first six months of 2008. The Company expects total revenue for the first six months of 2008 to be in the range of $15 million to $16 million. The Company also expects to achieve gross margins consistent with 2007 and anticipates operating expenses will be between $5.6 million and $5.9 million per quarter for the first two quarters of 2008. This guidance includes the effect of anticipated revenue from the sale of iCAD’s SecondLook Digital and TotaLook products to FujiFilm globally commencing in the second quarter.

Conference Call

iCAD management will host an investment-community conference call beginning at 10:00 a.m. Eastern time today to discuss these results and to answer questions. Shareholders and other interested parties may participate in the conference call by dialing 888-713-4213 (domestic) or +617-213-4865 (international) and entering passcode 94453837. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.icadmed.com.

A replay of the conference call will be accessible two hours after its completion through March 13, 2008 by dialing 888-286-8010 (domestic) or +617-801-6888 (international) and entering passcode 65836264. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.

iCAD, Inc. is an industry-leading provider of Computer-Aided Detection (CAD) solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable CAD systems for the high-, mid- and low-volume mammography markets. iCAD is entrusted with the task of early cancer detection by more than 1,000 women’s healthcare centers worldwide. For more information, call (877) iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com

For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at 212-838-3777 x6604 or via email at afields@lhai.com

For iCAD Public Relations, contact Wendy Ryan of Schwartz Communications at 781-684-0770 or via email at icad@schwartz-pr.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release, including but not limited to, statements about the Company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

iCAD, Inc.

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$8,100,649	$6,439,679	$26,612,412	$19,721,358
Cost of revenue	1,582,278	1,340,357	5,257,104	4,290,818
Gross margin	6,518,371	5,099,322	21,355,308	15,430,540
Gross margin %	80.5%	79.2%	80.2%	78.2%

Operating expenses:
Engineering and product development	1,176,356	1,410,110	4,504,000	5,260,893
Marketing and sales	2,857,272	3,161,485	10,780,304	9,228,881
General and administrative	1,854,844	1,803,179	7,174,807	7,379,445
Total operating expenses	5,888,472	6,374,774	22,459,111	21,869,219

Income (loss) from operations	629,899	(1,275,452)	(1,103,803)	(6,438,679)

Interest expense - net	104,838	103,831	434,729	199,279

Net income (loss)	$525,061	$(1,379,283)	$(1,538,532)	$(6,637,958)

Preferred dividend	-	28,082	67,760	116,200

Net income (loss) attributable to common stockholders	$525,061	$(1,407,365)	$(1,606,292)	$(6,754,158)

Net income (loss) per share
Basic	$0.01	$(0.04)	$(0.04)	$(0.18)
Diluted	$0.01	$(0.04)	$(0.04)	$(0.18)

Weighted average number of shares used
in computing income (loss) per share
Basic	39,167,513	36,999,852	38,351,345	36,911,742
Diluted	43,714,754	36,999,852	38,351,345	36,911,742

iCAD, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$4,348,729	$3,623,404
Trade accounts receivable, net of allowance for doubtful
accounts of $50,000 in 2007 and $88,000 in 2006	6,483,618	3,683,178
Inventory, net	1,798,243	3,031,995
Prepaid and other current assets	320,169	219,723
Total current assets	12,950,759	10,558,300

Property and equipment:
Equipment	3,512,557	3,716,247
Leasehold improvements	71,611	70,164
Furniture and fixtures	330,077	296,170
Marketing assets	323,873	290,282
	4,238,118	4,372,863
Less accumulated depreciation and amortization	2,369,590	2,269,139
Net property and equipment	1,868,528	2,103,724

Other assets:
Deposits	63,194	60,444
Patents, net of accumulated amortization	68,269	146,394
Technology intangibles, net of accumulated amortization	3,115,843	3,731,926
Tradename, distribution agreements and other,
net of accumulated amortization	148,800	173,600
Goodwill	43,515,285	43,515,285
Total other assets	46,911,391	47,627,649

Total assets	$61,730,678	$60,289,673

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,010,717	$2,557,108
Accrued interest	675,835	221,050
Accrued salaries and other expenses	2,731,825	2,547,231
Deferred revenue	1,674,005	788,122
Convertible loans payable to related parties	2,793,382	-
Convertible loans payable to non-related parties	684,559	-
Current maturities of notes payable	53,762	375,000
Total current liabilities	10,624,085	6,488,511

Convertible revolving loans payable to related party	2,258,906	2,258,906
Convertible loans payable to related parties	-	2,784,559
Convertible loans payable to non-related parties	-	663,970
Other long term liabilities	-	122,000
Total liabilities	12,882,991	12,317,946

Commitments and contingencies

Stockholders' equity:
Preferred stock, $ .01 par value: authorized
1,000,000 shares; issued and outstanding
0 in 2007 and 6,295 in 2006, with an aggregate liquidation
value of $0 and $1,660,000 plus 7% annual
dividend, in 2007 and 2006, respectively.	-	63
Common stock, $ .01 par value: authorized 85,000,000
shares in 2007 and 50,000,000 in 2006; issued 39,614,208
in 2007 and 37,290,848 shares in 2006; outstanding
39,546,332 in 2007 and 37,222,971 shares in 2006	392,392	372,908
Additional paid-in capital	135,055,418	132,660,347
Accumulated deficit	(85,649,859)	(84,111,327)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)
Total Stockholders' equity	48,847,687	47,971,727

Total liabilities and stockholders' equity	$61,730,678	$60,289,673

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